Exhibit 10.64

SEPARATION AGREEMENT

AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (“Agreement”) is made and entered into by and between William F. Chiasson (“Chiasson”) and Levi Strauss & Co., and its affiliated entities, including parent, subsidiary, and sister corporations (collectively “LS&CO.”), together referred to as “the parties.”

In consideration of the covenants and promises contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows.

1. Separation from Employment. Chiasson has been employed by LS&CO. since August 17, 1998. Chiasson agrees that, effective December 5, 2003, he will cease to be an employee of, or have any connection with, or claims against (apart from vested pension benefits and the benefits of this Agreement) LS&CO. If asked, Chiasson may respond to prospective employers that he resigned.

2. Separation Benefits. If Chiasson signs this Agreement and does not revoke it pursuant to Section 24 below, he will receive the following benefits, which are in addition to anything he is otherwise entitled to or has been paid by LS&CO., including but not limited to any accrued and unused vacation pay:

(a)	LS&CO. will pay to Chiasson by the tenth day after the Effective Date, as defined by Section 23, the amount of $916,000, subject to federal and state withholding, to be paid out in installments on the same payment schedule as Chiasson received during his employment.

(b)	Chiasson will receive, in accordance with the LS&CO.’s Leadership Share Plan Guidelines and subject to Board approval, his second and final payment against his 2000 LS grant, subject to withholding of all required federal and state taxes. The monetary value of this grant has not been made and payment is not guaranteed in any particular monetary amount at this time.

(c)

If Chiasson or his covered dependents timely elect to receive medical coverage continuation under the Consolidated Budget Reconciliation Act of 1986 (“COBRA”), LS&CO. will pay the same percentage of the monthly cost of the COBRA medical coverage, as it paid for Chiasson’s medical coverage during his active employment for up to the earlier of eighteen (18) months, or the date when Chiasson obtains replacement coverage from another employer. During the period of coverage subsidized by LS&CO., Chiasson will be responsible for payment of the remainder of the cost of COBRA medical coverage, and for the full cost of any dental or vision coverage he or any member of his family elects. Any failure by Chiasson to pay his portion of coverage will result in termination of continuation coverage. Any period of subsidized coverage shall be counted towards the 18-month COBRA entitlement. After the Company-subsidized coverage period ends, Chiasson will be responsible for full payment of his entire COBRA premium. Continuation of COBRA will not extend beyond the date on which Chiasson becomes eligible for coverage under another group health plan unless the new plan has a pre-existing condition limitation, or Chiasson is entitled to Medicare. Chiasson agrees to promptly inform LS&CO. as soon as he becomes covered by another employer.

(d)	Chiasson will not receive any benefits pursuant to the Levi Strauss 2003 Severance Benefits Plan or any other LS&CO. plan, or under US law. The benefits provided to him by this Agreement are in lieu of and exceed any benefits to which he might be eligible under any other Plan, scheme, or under US law.

3. Taxes. All separation payments will be treated as wages and will be subject to withholding of applicable taxes and employee social security contributions under United States and California law.

4. Payments on Separation from Employment. LS&CO. will pay Chiasson all of his earned wages and any accrued and unused vacation on December 5, 2003.

5. Outplacement Services. Chiasson may use executive outplacement services for up to eighteen (18) months from his separation date of employment, provided that he commences using the service within one (1) month of December 5, 2003. If Chiasson has not found employment within 18 months, Chiasson, in his sole discretion, will have the option of exercising his rights to have an additional six (6) months of outplacement paid for by LS&CO. In order to exercise this extra coverage, Chiasson must send a written statement, by fax or by first class mail to the Vice President, Compensation, Benefits & Administration at LS&CO. All outplacement services shall be in accordance with the LS&CO. Transition Services—Grade 9 and Above Executives, dated July, 2003, or the current plan at the time.

6. Cooperation. In consideration for the separation payments set forth above in Sections 2 and 5, Chiasson will fully cooperate with LS&CO. and its counsel as it relates, in any way, to the following: the investigation requested by the Audit Committee and conducted by George Newcombe of Simpson Thacher & Bartlett LLP in connection with the reporting errors on LS&CO’s 1998 and 1999 tax returns; the litigation and administrative matters that relate, in any way, to the wrongful termination claim brought by former LS&CO. employees, Robert Schmidt and Thomas Walsh; and, any other financial or tax-related issue or matter that may arise as the subject of litigation or administrative inquiry, which occurred during his tenure at LS&CO. as the Chief Financial Officer. Full cooperation shall include, but not limited to, review of documents, attendance at meetings, trial or administrative proceedings, depositions, interviews, or production of documents to LS&CO. without the need of the subpoena process.

7. Indemnification. LS&CO. will defend Chiasson with respect to any claims brought against Chiasson arising out of his employment at LS&CO., provided that LS&CO. shall select defense counsel and control the defense, subject to the consent of Chiasson, which consent shall not be unreasonably withheld. In the event that Chiasson and LS&CO. cannot agree on the selection of defense counsel, or on any decision with respect to the defense of a claim, including but not limited to any decision to settle a claim, LS&CO.’s duty to defend shall cease, and Chiasson shall assume all defense costs from that time forward, subject to later payment by LS&CO. if it is determined that LS&CO. owes Chiasson a duty of indemnity that includes those costs. LS&CO. will indemnify Chiasson to the extent permitted by LS&CO. Bylaws, and to greatest extent permitted by law, under the laws of the State of Delaware, or the laws of the State of California, as the case may be, without respect to conflicts of law principles, with respect to any judgment, verdict, or order against Chiasson for conduct by Chiasson which is within the course and scope of his employment as an employee of LS&CO.

8. Release by Chiasson. In consideration of the separation payments provided in this Agreement, Chiasson, on behalf of himself, her successors, heirs, administrators, executors, assigns, attorneys, agents and representatives, and each of them, irrevocably and unconditionally waives, releases, and promises never to assert against LS&CO., and its present and former parent companies, affiliates, subsidiaries, officers, directors, present and former employees, attorneys, insurers, agents, successors, and assigns, and each of them (collectively “releasees”), any and all debts, claims, liabilities, demands, and causes of action of every kind, nature and description he may have against releasees, including all those arising out of or related to Chiasson’s employment with, and termination from LS&CO., or any affiliate, or any other claim of any kind arising from any act that occurred during Chiasson’s employment with LS&CO. including the termination of employment contemplated by this Agreement.

These claims include, but are not limited to, claims arising in any jurisdiction in the world, including any claims under U.S. federal, state, or local statutory or common law such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act of 1993, the Workers Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act; the California Civil Code, the California Labor Code, the California WARN Act (Cal. Labor Code §§1400 et seq.), claims arising under contract or any alleged breach of tort law; and claims arising out of any law or public policy of the United States of America, the State of California, or any other governmental entity.

Chiasson accepts the amounts to which he is entitled by virtue of this Agreement as final settlement of accounts between the parties and declares expressly that, subject to performance of this Agreement, neither LS&CO. nor any company affiliated with LS&CO. - wherever located - will have any further obligations vis-à-vis him. Chiasson confirms that he has no further rights or claims - and to the extent relevant he knowingly and expressly waives any and all of such rights and claims—against LS&CO. or any of its affiliates, wherever located and under any applicable laws of any relevant jurisdiction, on the basis of the employment relationship and/or the termination of the employment contract, including (without limitation) with respect to salary, bonuses, commissions, vacation pay, termination, discrimination, outplacement benefits, relocation benefits, protection indemnities of any nature, any other indemnities or on any other basis whatsoever.

Chiasson moreover expressly waives the right to invoke any factual or legal error or any omission whatsoever pertaining to the existence and extent of her rights.

Nothing in this Agreement constitutes a waiver of any pension or long term incentive benefits legally vested as of November 30, 2003. Nothing in this Agreement constitutes a waiver of Chiasson’s right to payment of funds allocated to his participation in the Deferred Compensation Plan created January 1, 2003, which funds shall be paid in a lump sum within sixty (60) days of his termination of employment on December 5, 2003. Nothing in this Agreement shall constitute a waiver of Chiasson’s eligibility to receive any payment under the Capital Accumulation Plan (“CAP”) or Employee Investment Plan (“EIP”) applicable to the LS&CO. fiscal year 2003. Chiasson acknowledges that he may withdraw funds from his CAP or EIP account or leave them in the account, or contribute to the account further, at his election, subject to the terms of the CAP or EIP.

9. No Existing Claims. Chiasson warrants that neither Chiasson nor his successors, heirs, administrators, executors, assigns, attorneys, agents, or representatives have (1) filed, or intend to file, any complaints, charges, grievances, or lawsuits against releasees, or any other person or entity which is released by this Agreement, with any federal, state, or other court or agency in any jurisdiction inside or outside the United States, (2) commenced, or intend to commence, any arbitration or other dispute resolution process, and Chiasson for herself, his successors, heirs, administrators, executors, assigns, attorneys, agents, and representatives, warrants that they will not do so at any time hereafter, and that if any such other complaint, charge, lawsuit, or arbitration has been filed, it will be immediately dismissed with prejudice.

10. Section 1542 Waiver. Chiasson waives all rights under California Civil Code section 1542, and any similar statute or rule of decision in any other jurisdiction. Section 1542 reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.”

By waiving all rights under section 1542, Chiasson acknowledges that this release includes all claims, demands, or causes of action, attorneys’ fees and costs that Chiasson may have against releasees. It is understood and agreed by Chiasson that this Agreement waives Civil Code section 1542, and is a full and final release, and that it will extinguish claims, demands and causes of action that are known or unknown, foreseen, or unforeseen, anticipated or unanticipated, of every kind, nature and character Chiasson may have against LS&CO. as of the date Chiasson executes this Agreement.

11. No Admission of Liability. This Agreement is not an admission of liability on the part of releasees, or any of their present or former directors, officers, employees, shareholders, or agents. This Agreement is not an admission, directly or by implication, that releasees, or any of them, has violated any law, regulation, rule, or contractual right, or any other duty or obligation of any kind, including any duty or obligation owed to or allegedly owed to Chiasson.

12. Confidentiality. Chiasson agrees that confidentiality is one of the most important terms of this Agreement, and that the terms of this Agreement are a private matter. Chiasson agrees that he has kept his negotiations with LS&CO. confidential, and that he will not directly or indirectly divulge or disclose the terms of this Agreement to anyone subject to the following exceptions;

(a)	Chiasson may disclose the terms of this Agreement as required by any governmental agency or to comply with a lawfully-issued subpoena or court order;

(b)	Chiasson may disclose the terms of this Agreement to his spouse so long as she is informed of Chiasson’s obligation to keep this Agreement confidential, and promises to comply with the terms of the Agreement; and

(c)	Chiasson may disclose the terms of this Agreement to his tax advisors and attorneys, but only to the extent that it is required for the rendering of professional services, so long as the person is informed of Chiasson’s obligation to keep this Agreement confidential prior to the disclosure of the information, and promises to comply with the terms of the Agreement.

Chiasson further agrees that, unless required by law, or specifically authorized by LS&CO. in advance, he will not directly or indirectly use or disclose to others any information regarding any confidential or proprietary information or trade secrets concerning LS&CO.’s business practices, market research, marketing plans or strategies, new product plans, product projections, financial data or information, product plans or product information, distribution information, sourcing information, customer or vendor information, product marketing campaigns or programs, information about LS&CO. personnel, or any other information considered to be confidential by LS&CO. The parties agree, however, that information will not be deemed confidential if (1) it was in the public domain at or after the time communicated to Chiasson by a disclosure through no fault of Chiasson; or (2) it was developed independently by Chiasson without any relationship to his employment at LS&CO.

13. Return of Property. Chiasson agrees to account for and return within 14 business days of the Effective Date of this Agreement all LS&CO. property in his possession or under his control. Chiasson agrees that payment of his separation payments, enumerated in Paragraph 2 above, is contingent upon the receipt of this LS&CO. property. “LS&CO. property” includes laptop computer, cellular telephone, credit cards, identification badge, keys, customer lists, customer information, samples, documents, including all forms of electronic documents, samples, prototypes, software, calendars, and policy manuals.

14. Future Employment. Chiasson acknowledges that any employment or contractual relationship he has had with LS&CO. terminates irrevocably effective December 5, 2003, and that as of that date, he has no further relationship in the future with LS&CO., except as may arise out of this Agreement. Chiasson agrees to waive any claim for reinstatement or rehire and not to seek employment in the future with LS&CO. or any parent, subsidiary or affiliated company.

15. Attorneys’ Fees and Costs. The parties will bear their own fees and costs incurred in connection with this Agreement.

16. Non-Assignment of Claims. Chiasson represents and warrants that he has not assigned or otherwise transferred any interest in any claim that is the subject of this Agreement.

17. Advice of Counsel. In executing this Agreement, Chiasson acknowledges that he has had the opportunity to consult with, and be advised by, an independent lawyer of his choice, and that he has executed this Agreement voluntarily after independent investigation, and without fraud, duress, or undue influence.

18. Ambiguities. Chiasson has reviewed this Agreement, and has had a full opportunity to negotiate its contents. Chiasson expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Chiasson agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.

19. Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties. It supersedes all prior understandings and agreements, both oral and written. There is no other agreement, written or oral, express or implied, between the parties with respect to the subject matter of the Agreement. This Agreement may be modified only in a writing that is signed by both an authorized representative of LS&CO. and Chiasson.

20. Choice of Law. The parties agree that the formation, terms, and construction of this Agreement are governed by the laws of the State of California, and where applicable, of the United States.

21. Severability. If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforce-ability of the remaining provisions will not be affected.

22. Arbitration of Disputes. The parties agree that any dispute arising under this Agreement will be submitted to mandatory binding arbitration pursuant to the Employment Dispute Resolution Rules of the American Arbitration Association in effect at the time of the dispute. The arbitration will be held in San Francisco, California. The prevailing party in the arbitration, as determined by the arbitrator, will be entitled to recover that party’s reasonable costs and expenses, including reasonable attorneys’ fees and expert fees and costs, incurred in connection with the arbitration proceeding.

23. Binding Effect. This Agreement will be binding upon, and will inure to the benefit of, Chiasson’s heirs, executors, and administrators, if any, and will be binding upon and will inure to the benefit of the individual or collective successors and assigns of LS&CO., and all of its present and former directors, officers, employees, shareholders, agents, and all persons acting by, through, or in concert with any of them.

24. Notification of Rights Under the Older Workers Benefit Protection Act. The following notification is contemplated by the Older Workers Benefit Protection Act.

Chiasson will have 45 days starting from the termination of his employment on December 5, 2003, in which to accept the terms of this Agreement, although he may accept this Agreement at any time within those 45 days. Chiasson is advised to and has consulted with an attorney about the Agreement. By signing this Agreement, Chiasson understands that he is knowingly and voluntarily releasing his rights to pursue any claim under the Age Discrimination in Employment Act, as well as other types of claims. Chiasson acknowledges that this Agreement does not apply to any new claims that may arise after the effective date of this Agreement.

To accept the Agreement, Chiasson must sign and date the Agreement and return it to Fred Paulenich at LS&CO. Once Chiasson does so, he will have an additional seven (7) days in which to revoke his acceptance. To revoke, Chiasson must send to Fred Paulenich at LS&CO. a written statement of revocation by fax or by first class mail. If Chiasson does not revoke, the eighth day after the date of his acceptance will be the “Effective Date” of this Agreement.

Chiasson acknowledges that he has been informed in writing of the following information:

a)	The business units affected by layoffs;

b)	The job titles and ages of all affected individuals in the affected business units and the ages of all individuals in the same business units who were not affected as of Chiasson’s termination date; and

c)	The eligibility requirements of the Levi Strauss & Co. Senior Executive Severance Plan.

By signing this Agreement, Chiasson agrees that he will not pursue any claim covered by it. If he breaks this promise, he agrees to pay LS&CO.’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims other than claims under the Older Workers Benefit Protection Act (OWBPA) and the Age Discrimination in Employment Act (ADEA). In spite of this Agreement, he still retains the right to challenge the knowing and voluntary nature of this Agreement under the OWBPA and the ADEA before a court, the Equal Employment Opportunity Commission (EEOC), or any state or local agency permitted to enforce those laws, and this release does not impose any penalty or condition for doing so. Chiasson understands that nothing in this Agreement prevents his from filing a charge or complaint with, or from participating in an investigation or proceeding conducted by the EEOC or any state or local agency which can act as a referral agency for the EEOC. Chiasson understands, however, that if he successfully pursues a claim against LS&CO. under the OWBPA or the ADEA, LS&CO. may seek to set off the amount of the severance pay and benefits that were paid to his for signing the Agreement against any award he obtains. If he unsuccessfully pursues a claim against LS&CO. under the OWBPA or the ADEA, then LS&CO. may be entitled to recover its costs and attorneys’ fees to the extent specifically authorized by federal law.

The undersigned have read the foregoing Agreement, and accept and agree to the provisions contained therein and hereby execute it voluntarily, and with full understanding of its consequences.

Dated:	/s/ WILLIAM CHIASSON

WILLIAM F. CHIASSON

LEVI STRAUSS & CO.

Dated:	By:	/s/ ALBERT F. MORENO

ALBERT F. MORENO
	Its	Senior Vice President & General Counsel